UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2009

ARUBA NETWORKS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-33347	02-0579097
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1344 Crossman Ave. Sunnyvale, CA	94089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 227-4500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.

Adoption of Executive Officer Bonus Plan

On December 17, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Aruba Networks, Inc. (the “Company”) approved the Executive Officer Bonus Plan (the “Plan”), which became immediately effective. The Plan offers the Company’s executive officers the opportunity to earn bonuses based on the achievement of specified performance targets during each performance period. Mr. Hitesh Sheth, the Company’s Chief Operating Officer, will not participate in the Plan in fiscal year 2010 as he is subject to a separate compensation arrangement as described in his previously filed offer letter.

The Plan consists of two performance periods per fiscal year. Each performance period lasts for two consecutive fiscal quarters, and a new performance period will begin on the first day of the first and third fiscal quarters.

For the first performance period under the Plan, each executive officer has been assigned a targeted bonus value, set as a percentage of his base salary for the performance period (described below). The executive officer may earn more or less than his targeted value based on the extent to which achievement of the specified performance goals result in the funding of a bonus pool. If performance results in the bonus pool being funded at 100% of targeted levels, the participants will be eligible to receive bonuses at their target levels.

For fiscal 2010, the bonus pool is funded based upon the extent to which the Company meets (i) the profit target under the Board-approved internal fiscal year 2010 operating plan and (ii) the revenue target under the Board-approved internal fiscal year 2010 operating plan. In order for a bonus pool to be funded, the profit target must be met in full and the revenue target must be met at a level of at least 90%. If these minimum targets are achieved, the bonus pool will be funded at the same percentage of achievement of the revenue target, up to a maximum funding level of 110%. For example, if the operating plan profit target is met and 105% of the operating plan revenue target is met, the bonus pool will be funded at a level of 105% of the target amounts of all participants in the Plan for the performance period. As a result, each participant would be eligible to receive a bonus valued at 105% of his targeted percentage of base salary for the performance period.

The targeted and maximum (based on bonus pool funding limits) bonuses as a percentage of base pay for fiscal year 2010 for each executive officer is as follows:

		Target Amount	Maximum Target	Maximum Target Amount
	Target Percentage	for FY10	Percentage	for FY10

CEO	125%	$500,000	137.5%	$550,000

CFO	75%	$281,250	82.5%	$309,375

CTO	50%	$140,000	55%	$154,000

An officer must be an employee in good standing to participate in the Plan. If an executive’s employment begins during a performance period that has already begun, he will be eligible to receive a pro-rata bonus if he is employed by the Company for at least one full fiscal quarter during the performance period, and subject to the other terms and conditions of the Plan.

Bonuses under the Plan will be paid in the form of restricted stock units, to be granted under the Company’s 2007 Equity Incentive Plan. The actual number of restricted stock units awarded to a participant will be calculated based on the dollar value of the bonus awarded to such participant divided by the closing price of the Company’s common stock on the date of grant.

Restricted stock units granted pursuant to the Plan are subject to additional vesting requirements. The restricted stock units will be scheduled to vest in full approximately one year following the date of grant on a date determined by the Committee, subject to the participant’s remaining a service provider through the vesting date.

The Committee retains discretion to increase or decrease (including to zero) the amount of the bonus pool that is funded, the bonus target percentages or bonus target amounts for each participant, and the number of restricted stock units to be granted as a bonus award.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Executive Officer Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARUBA NETWORKS, INC.
Date: December 22, 2009	By:	/s/ Alexa King

Alexa King Vice President, Legal and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Officer Bonus Plan